Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 23, 2022, with respect to the consolidated financial statements of Superior Group of Companies, Inc. and Subsidiaries (the “Company”) as of December 31, 2021 and 2020 and for each of the three years in the period ended December 31, 2021 and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2021, which report appears in the annual report on Form 10-K of the Company as of and for the year ended December 31, 2021 filed with the Securities and Exchange Commission.

/s/ Mayer Hoffman McCann P.C.

St. Petersburg, Florida

May 13, 2022